Exhibit 10.2

Nortel Networks Limited SUCCESS Incentive Plan

Section 1: Introduction

          The Nortel Networks Limited SUCCESS Incentive Plan (the “SUCCESS Plan”) is a short-term, incentive bonus plan that provides the potential for “Eligible Employees” (as defined below) to receive cash awards based on their contributions to the success of the “Company“1, conditioned on the Company meeting its objectives.

          The SUCCESS Plan is intended to drive business performance and customer and shareholder value by rewarding Eligible Employees for their contributions to the Company’s overall success. An Eligible Employee’s contribution is determined by two factors: (1) the impact of that employee’s role on business results and (2) that employee’s achievement of individual performance objectives during the employee’s active service with the Company. The actual award received by an Eligible Employee will reflect (1) an employee’s job scope, complexity, and responsibilities, and that employee’s contribution and achievement, during the Plan Period2 and (2) the Company’s performance as indicated by the Nortel Networks Performance Factor (the “Nortel Networks Performance Factor”).

Section 2: SUCCESS Plan Eligibility

          Generally, Company employees who are in professional/managerial job families3 are eligible to participate in the SUCCESS Plan (“Eligible Employees”), subject to the following:

(1)	Employees who participate in other incentive plans are ineligible for the SUCCESS Plan during the full calendar month(s) when they participate in the other incentive plan(s). “Other incentive plans” include sales incentive

1   For purposes of the SUCCESS Plan, the “Company” is defined as Nortel Networks Limited and its subsidiaries and affiliates and other entities, which it controls directly or indirectly and which have been approved for participation in the SUCCESS Plan by the person holding the position of senior vice president responsible for human resources or the equivalent at the Company (the “Senior Vice-President, HR”).

2   Each calendar year consists of one Plan Period — from January 1 through December 31. The Plan Period(s) for each calendar year may be changed by the JLRC (as defined in Section 2) and Board of Directors (as defined in Section 2) at any time.

3   This includes the Customer Service, Research, Design and Development, Operations, Information Technology, Sales & Marketing, Corporate Services, and Supply Management job families. It also includes all managerial/professional/specialist job families in jobs at Job Complexity Indicator (“JCI”) 1, 2, and 3 in the Europe, Middle East and Africa region, unless non-legislated or contractual overtime has been agreed to by individual or collective agreement. Employees in Administration, Technician, Installation Field Technician and System House Operations job families (including jobs in JCI 5 and 6) and employees eligible for legally required overtime premium payments are ineligible for the SUCCESS Plan.

compensation or any other incentive/bonus arrangements being offered in lieu of the SUCCESS Plan. As set out below, employees who participate in other incentive plans for a portion of the month and the SUCCESS Plan for a portion of the month are eligible for the SUCCESS Plan for that month;

(2)	Individuals determined by the Company to be students, co-op students, interns, temporary, or non-payroll workers are ineligible for the SUCCESS Plan;

(3)	Regular full-time and regular part-time employees who are eligible for participation in Company health benefit plans based on their regularly scheduled hours will be eligible for the SUCCESS Plan;

(4)	The Joint Leadership Resources Committee of the Boards of Directors of Nortel Networks Corporation and Nortel Networks Limited (“JLRC”) and the Board of Directors of Nortel Networks Limited (the “Board of Directors”) may determine that certain Company employees (including employees who are not eligible for the SUCCESS Plan) may be eligible to receive an award from a Discretionary Bonus Pool created pursuant to Section 5 hereof;

(5)	Subject to applicable law, to be eligible for either a full or pro-rated award for any given Plan Period: (a) an employee must have been actively employed in an eligible role under the SUCCESS Plan for at least six full calendar months in that Plan Period [4](an employee is not eligible for a payout for any period(s) of inactive service in a Plan Period unless required by applicable law) and (b) the employee must have been an active employee in an eligible role or in a role that is eligible for another incentive award, such as sales incentive compensation, on or before July 1[5]. Except where otherwise required by contract or applicable law, an employee who is on “notice” of the termination of his/her employment will be considered on inactive service for the purposes of the SUCCESS Plan, unless that employee continues at the Company’s express request to perform work for the Company throughout the notice period;

(6)	Pro-rated awards, based on the number of months that an employee is actively employed (as defined by sub section 2(5) above) in a position that is eligible under the SUCCESS Plan, shall also be made to employees who transfer into or out of positions covered by other incentive programs (for example, sales incentive compensation), or who are moved to a job that is ineligible for the SUCCESS Plan. For any Plan Period when the employee is partially eligible for the SUCCESS Plan, the employee’s award will be based on the number of

4   The required period of active employment may be changed by the JLRC and Board of Directors at any time.

5   The dates on which an employee must be actively employed may be changed by the JLRC and Board of Directors at any time.

months the employee was eligible for the SUCCESS Plan divided by the Plan Period. For the purposes of determining pro-rata awards, an employee’s participation in the SUCCESS Plan for part of a month will be deemed to be the same as participation for a full month.

(7)	Employees who meet all of the SUCCESS Plan eligibility requirements, but who leave employment with the Company between the end of the Plan Period and the related payment date for the award, other than for reasons determined by the Company to be related to inappropriate actions, misconduct, dismissal for cause (where applicable) or unsatisfactory performance, will be eligible for an award for the applicable Plan Period;

(8)	An employee’s Management Team[6] has the right, in consultation with the relevant Human Resources Business prime, to make limited exceptions to the ‘active employee’ service requirements outlined above, where required by law or where circumstances clearly warrant an exception. Exceptional circumstances might include approved leaves where warranted by applicable law (e.g. maternity, paternity, parental, military, family, or medical), disability, outsourcing, divestiture, or death. In such situations, if the employee has during his or her active service substantially achieved his/her individual objectives, the employee’s Management Team may grant partial awards. If awards are paid in these circumstances, the awards will be pro-rated to reflect the number of months of active employment in an eligible position, and will be commensurate with the employee’s contribution and achievement. As required by local/in-country law, eligible maternity and/or parental leave shall be deemed to be active service for the purposes of the SUCCESS Plan. Notwithstanding anything to the contrary, nothing in the SUCCESS Plan shall preclude paying an employee an award under the SUCCESS Plan for more than the number of months of active employment pursuant to that individual employee’s termination agreement, which the Senior Vice-President, HR has approved; and

(9)	Company affiliates and joint ventures may choose to offer the SUCCESS Plan or a similar plan subject to the approval of the Senior Vice-President, HR.

Section 3: Award Elements

          An Eligible Employee’s cash award for a Plan Period under the SUCCESS Plan will be based on the following formula:

6   The “Management Team” consists of the managers with whom the employee has a direct or indirect reporting relationship as set out in the Organization Structure Manager (“OSM”) or its equivalent as maintained by the Company from time to time.

100%7 of Annual Base Salary x Award % x Nortel Networks Performance Factor

Annual Base Salary means the yearly regular compensation paid to an Eligible Employee, excluding any other compensation, such as, but not limited to, bonuses, commissions, overtime, and relocation benefits. Regardless of any raises or decreases an Eligible Employee may receive during the Plan Period, the Annual Base Salary will be measured at a uniform time for all Eligible Employees for the SUCCESS Plan on or about six weeks prior to the end of the Plan Period.

Award % is the percentage of Annual Base Salary that is used to compute the SUCCESS Plan award for each Eligible Employee. For JCI 1-6, the Award % ranges from 0% to 40% of Annual Base Salary. For JCI 55, the Award % ranges from 0% to 400% of Annual Base Salary. For each JCI, the Senior Vice-President, HR may set a suggested narrower award range, intended to reflect a market trend to give certain Eligible Employees with higher levels of responsibility a higher incentive potential as a percentage of Annual Base Salary. Within the ranges approved by the JLRC and the Board of Directors, an Eligible Employee’s Management Team will determine the recommended Award % for that employee for each Plan Period based on the employee’s job scope, complexity and responsibilities and the employees’ contributions and achievements during the Plan Period. An Eligible Employee’s recommended Award % is subject to review and approval by the Senior Management Team.8

The total SUCCESS Plan award for all Eligible Employees for a Plan Period (reflecting the Nortel Networks Performance Factor) is recommended by the Senior Management Team for approval by the JLRC and the Board of Directors after the end of the Plan Period.

Nortel Networks Performance Factor is calculated based on the achievement by the Company of key corporate objectives for the Plan Period. The objectives are approved by the JLRC and the Board of Directors near the start of each Plan Period. The Nortel Networks Performance Factor may be based on one or more performance metrics, each with specific targets. The performance metrics may have equal or different weightings. Performance metrics are the general corporate goals for the Plan Period, such as profitability, market momentum, or customer loyalty. Targets shall be based on objective and/or subjective criteria established to measure, directly or indirectly, the performance metrics. Weightings shall be the relative weight or percentage accorded in the Nortel Networks Performance Factor for achieving each specific target. After approval by the JLRC and the Board of Directors, the Company’s objectives for the Plan Period will be communicated to Eligible Employees early in each Plan Period. The Nortel Networks Performance Factor is deemed to be 1.0 (achievement) throughout the Plan Period and is

7   The percentage of Annual Base Salary that is applied to the formula may be changed by the JLRC and Board of Directors at any time.

8   For purposes of the SUCCESS Plan only, the “Senior Management Team” shall consist of the President and Chief Executive Officer, the Chief Financial Officer and the Senior Vice-President, HR of Nortel Networks Limited.

then adjusted by the JLRC and the Board of Directors based on their determination of corporate performance.

Section 4: SUCCESS Plan Awards

Awards for each Plan Period are calculated based on 100%9 of an Eligible Employee’s Annual Base Salary, the Eligible Employee’s Award % (which reflects the employee’s job scope, complexity and responsibilities, and that employee’s contribution and achievement, during the Plan Period), and the Nortel Networks Performance Factor (that is, the Company’s business performance for the Plan Period as determined by the JLRC and the Board of Directors). When warranted, cash awards will be made in the first quarter following the close of the applicable Plan Period.

Any award under the SUCCESS Plan to an Eligible Employee is subject to the discretion of the Eligible Employee’s Management Team and Senior Management Team and the JLRC and the Board of Directors. That is, an Eligible Employee’s Management Team determines, in its discretion, the Award % for an Eligible Employee subject to review and confirmation by the Senior Management Team. Specifically, the Senior Management Team reserves the right, in its discretion, to review and adjust an Award % assigned to an Eligible Employee by that employee’s Management Team to reflect its assessment of the employee’s contributions to the business, as well as to ensure that the final payouts, if any, are within appropriate budgetary guidelines. The JLRC and the Board of Directors determine, in their discretion, the achievement of the targets for the performance metrics and the final calculation of the Nortel Networks Performance Factor (which may include a determination of a Nortel Networks Performance Factor of zero, even if certain of the performance metrics targets are achieved, and/or an adjustment to the relative weighting of the performance metrics.) During the Plan Period, the JLRC and the Board of Directors can review performance measures, weightings, and targets to determine whether they remain appropriate. The JLRC and the Board of Directors may, at their sole discretion, adjust the business priorities, plan performance measures, weightings, targets, and/or plan payouts, as they deem necessary during the year, to reflect changes in business conditions or other circumstances.

Any SUCCESS Plan award will be made by an Eligible Employee’s statutory employer and will be paid in the same currency as the Eligible Employee’s regular pay at the end of the Plan Period. Eligible Employees who transfer to another country during the Plan Period or between the end of the Plan Period and the payment date for the award will be paid in the currency in which they receive their pay at the end of the Plan Period.

SUCCESS Plan awards are considered income and are therefore subject to national, state/provincial, and/or local taxes. All appropriate taxes and other withholdings will be deducted from the award as required by applicable law.

9   The percentage of Annual Base Salary that is applied to the formula may be changed by the JLRC and Board of Directors at any time.

Depending on local laws and policies, SUCCESS Plan awards may have an impact on some benefits and may or may not be included in the “eligible earnings” for purposes of capital accumulation and retirement plans offered in the various regions by the Company. Where appropriate, deductions may be made from SUCCESS Plan awards in accordance with the specific capital accumulation and retirement plan selected by the employee.

Section 5: Discretionary Bonus Pool

During a Plan Period, the JLRC and the Board of Directors may consider the creation of a separate Discretionary Bonus Pool under the SUCCESS Plan to provide discretionary, incremental bonus awards. These awards may be made to all employees of the Company or employees of the Company who individually or in groups made a relative contribution that significantly added to the overall success of the Company, whether or not the employees are entitled to participate in the SUCCESS Plan. The determination that a Company employee is eligible for a Discretionary Bonus Pool award does not otherwise entitle that employee to generally participate in the SUCCESS Plan. The JLRC and the Board of Directors have complete discretion to determine: the establishment of the Discretionary Bonus Pool; the eligibility for participation; any performance metrics, weightings and targets; the achievement, if any, of the targets for the performance metrics; and the amount of the awards, if any, paid from the Discretionary Bonus Pool. Whether or not an Eligible Employee receives a SUCCESS Plan award shall have no effect on that employee’s eligibility to receive a Discretionary Bonus Pool award.

Discretionary Bonus Pool awards will be considered income and therefore subject to national, state/provincial, and/or local taxes. All appropriate taxes and other withholdings will be deducted from the award as required by applicable law.

Depending on local laws and policies, Discretionary Bonus Pool awards may have an impact on some benefits and may or may not be included in the “eligible earnings” for purposes of capital accumulation and retirement plans offered in the various regions by the Company. Where appropriate, deductions may be made from the Discretionary Bonus Pool awards in accordance with the specific capital accumulation and retirement plan selected by the employee.

Section 6: Interpretations and Amendments

This document, as amended from time to time, constitutes the “Nortel Networks Limited SUCCESS Incentive Plan”. In the event of any conflicts or inconsistencies between the provisions of the SUCCESS Plan and any other document or communication, written or oral, concerning the SUCCESS Plan, the provisions of this document, as amended from time to time, shall govern.

The Senior Vice-President, HR, subject to approval of the JLRC and the Board of Directors in certain cases, shall interpret the provisions of the SUCCESS Plan, which shall be final and binding on the Company and all SUCCESS Plan participants. This document is subject to interpretation to comply with applicable laws. It is not and shall not be construed as either an employment contract or as a contract concerning the subject matter contained herein. There is no guarantee that any award under the SUCCESS Plan will actually be paid. Any award to an “Eligible Employee”, based on individual contribution and measures of corporate performance, is determined at the discretion of an Eligible Employee’s Management Team, the Senior Management Team and the JLRC and the Board of Directors as the case may be. If such awards, however, are made, they shall be made in accordance with the provisions herein.

The SUCCESS Plan can only be terminated or amended by Board of Directors, which shall have the full authority, at any time, to terminate the SUCCESS Plan or to delete, modify and/or add to any and all terms, conditions, and provisions of the SUCCESS Plan.

As adopted by the Board of Directors of Nortel Networks Limited on July 25, 2002 as amended on
January 23, 2003 with effect from January 1, 2003.